Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Silicon Graphics, Inc for the registration of up to $100,000,000 of its common stock and to the incorporation by reference therein of our report dated September 15, 2005, with respect to the consolidated financial statements and schedule of Silicon Graphics, Inc., for the year ended June 24, 2005, included in its Annual Report (Form 10-K) for the year ended June 29, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

October 31, 2007